Macy’s, Inc. Announces Chief Financial Officer Transition

Adrian V. Mitchell to become Chief Financial Officer effective November 2, 2020

Felicia Williams, interim Chief Financial Officer, to join CEO Action for Racial Equity as a Macy’s, Inc. Fellow

NEW YORK--(BUSINESS WIRE)-- Macy’s, Inc. (NYSE:M) today announced that Adrian V. Mitchell has been appointed chief financial officer, to take effect November 2, 2020.

Mitchell will be responsible for leading all finance functions including, accounting, treasury, investor relations, internal audit, financial/capital planning & analysis, and procurement. He will report to Jeff Gennette, chairman and chief executive officer of Macy’s, Inc.

“We’re delighted that Adrian is joining Macy’s, Inc. at this crucial time in our company’s journey and look forward to welcoming him on November 2,” said Gennette. “In a retail environment where change is accelerating beyond what we could have imagined a year ago, Adrian’s depth of financial and operational experience, coupled with his leadership in strategy, innovation, and transformation, will help us on our path to emerge a stronger company.”

Mitchell has extensive retail experience and a track record of success in financial, operational and strategy roles. Mitchell joins Macy’s, Inc. from Boston Consulting Group (BCG) where he is a Managing Director and Partner in the Digital BCG and Consumer Practices. Since joining BCG in 2017, Mitchell has led client work with a wide variety of retailers, helping them to solve their toughest challenges in an increasingly competitive and disruptive environment. Working primarily with Fortune 500 companies, his projects included organic and inorganic growth strategy, large-scale operational improvement projects and digital, data & advanced analytics efforts within retail operations across automotive, drugstore, fast food, mass and specialty retail companies.

Prior to joining BCG, Mitchell had wide-ranging retail experiences. This includes serving as Board Director and member of the Audit and Finance Committee at Recreational Equipment, Inc. from 2016 to 2017. He served as chief executive officer of Arhaus LLC, a home furnishings retailer from 2016 to 2017. Mitchell joined Crate and Barrel in 2010 as chief financial officer. In 2011, he took on the additional responsibilities of chief operating officer and from 2014-2015 he also concurrently served as interim CEO. He held management positions at Target Corporation from 2007 to 2010 including director of strategy & interactive design for target.com and director of innovation & productivity leading enterprise-wide projects for Target Corporation. Mitchell began his career and spent approximately 10 years at McKinsey & Company, Inc. where he co-founded the NA Lean Operations Retail Practice.

Mitchell has a B.S. in Chemical Engineering from Louisiana State University and an MBA from Harvard University.

Felicia Williams to join CEO Action for Racial Equity as a Macy’s, Inc. Fellow Felicia Williams joined Macy’s, Inc. in 2004 and has been a key contributor to the Macy’s, Inc. finance organization and leadership team. Williams, who has been interim chief financial officer since June 1, 2020, will be joining the CEO Action for Racial Equity as a Macy’s, Inc. Fellow. She will play a key role in the CEO Action commitment to identify, develop and promote scalable and sustainable policies and corporate best practices to address systemic racism and social injustice, and improve societal well-being.

“Felicia has been a steady hand over the past five months as she served as the Macy’s, Inc. interim chief financial officer. I thank her for her service and am delighted that Felicia will be representing Macy’s in the CEO Action for Racial Equity -- an important effort to end systemic racism and social injustice,” continued Gennette.

The chief financial officer transition will take effect on November 2, 2020.

About CEO Action for Diversity & Inclusion™
CEO Action for Diversity & Inclusion™ is the largest CEO-driven business commitment to advance diversity and inclusion within the workplace. Bringing together more than 1,300 CEOs and presidents of America’s leading businesses, academic institutions and nonprofits representing more than 13 million employees, the commitment outlines actions that participating organizations pledge to take to cultivate a workplace where diverse perspectives and experiences are welcomed and respected, employees feel comfortable and encouraged to discuss diversity and inclusion, and actions can be shared across organizations. Learn more at CEOAction.com.

About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is one of the nation’s premier omni-channel fashion retailers. The company comprises three retail brands, Macy’s, Bloomingdale’s and Bluemercury. Macy’s, Inc. is headquartered in New York, New York. For more information, please visit www.macysinc.com.

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